Exhibit 99.1

FOR IMMEDIATE RELEASE

AML Communications signs a Definitive Merger Agreement with Microsemi Corporation

CAMARILLO, CA – April 12, 2011 – AML Communications, Inc. (OTCBB: AMLJ) today announced that it had signed a definitive agreement and plan of merger with Microsemi Corporation (Nasdaq: MSCC) and a wholly-owned subsidiary of Microsemi (the “Microsemi Merger Agreement”).  Microsemi shall acquire AML for $2.50 per share in cash, subject to the terms and conditions of the Microsemi Merger Agreement.  The transaction is subject to customary closing conditions, including the approval of AML Communications’ stockholders, and is expected to close around the end of June, 2011.

As previously announced, AML entered into an Agreement and Plan of Merger on February 13, 2011 with Anaren, Inc. and a wholly-owned subsidiary of Anaren (the “Anaren Merger Agreement”), pursuant to which Anaren agreed to acquire AML for $2.15 per share in cash.

On April 5, 2011, Microsemi submitted its formal binding offer to acquire all of the outstanding shares of AML common stock for $2.50 per share in cash.  On April 6, 2011, AML notified Anaren of AML’s receipt of Microsemi’s offer and AML’s intent to withdraw its recommendation in favor of the pending merger transaction between AML and Anaren unless Anaren matched or exceeded Microsemi’s offer.  Since Anaren did not match or exceed Microsemi’s offer within three business days, AML’s board of directors has recommended that its stockholders vote against the merger with Anaren and instead vote in favor of the merger with Microsemi.  AML executed the definitive Microsemi Merger Agreement on April 11, 2011.

About AML Communications

AML Communications is a designer, manufacturer, and marketer of microelectronic assemblies for the defense industry. Its key customers include Raytheon, Lockheed Martin, Northrop Grumman, L-3 Communications, BAE, and others. The Company’s extensive range of microwave products can be found in leading defense projects. For more information, visit www.amlj.com.

Forward Looking Statements

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,”, “schedules”, and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

Contact:

Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201